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                                                                   Exhibit 10.17

                        POWER SALES AND AGENCY AGREEMENT


      THIS POWER SALES AND AGENCY AGREEMENT (this "Agreement") is entered into as of this 25th day of June, 1999 between NRG Power Marketing, Inc. ("Power Marketing"), a Delaware corporation, and Arthur Kill Power LLC, a Delaware limited liability company (the "Owner Entity") (each individually a "Party", or collectively the "Parties").

                                    RECITALS

      1. The Owner Entity has entered into that certain Generating Plant and Gas Turbine Asset Purchase and Sales Agreement, dated as of January 27, 1999, between Consolidated Edison Company of New York, Inc. ("the Seller") and NRG Energy, Inc., a Delaware corporation ("NRG") NRG, by the assignment by NRG to the Owner Entity of NRG's rights and obligations thereunder as of June 1,1999 (the "Asset Purchase Agreement"), to acquire from the Seller certain generating facilities located in Staten Island, New York.

      2. Pursuant to the Asset Purchase Agreement, either the Owner Entity or Power Marketing has entered into the Transition Energy Agreements (as defined below) pursuant to which, for a certain period of time, the Owner Entity or Power Marketing is obligated to provide Power (as defined below) to the Seller or certain of its affiliates.

      3. The Owner Entity wishes to retain the services of Power Marketing, as its agent, to (i) manage, market and sell its Power (including any Power necessary to meet the obligations of the Owner Entity under the Transition Energy Agreements), (ii) to manage, procure and provide, as the case may be, the requirements of the Owner Entity for Fuel (as defined below) and to (iii) market, sell and purchase, as the case may be, the Emission Credits (as defined below) generated in or necessary for the conduct of the business of the Owner Entity.

      4. Power Marketing desires to (i) manage, market and sell all of the Owner Entity's Power (including any Power necessary to meet the obligations of Power Marketing under the Transition Energy Agreements). (ii) to manage, purchase and provide the Owner Entity's requirements for Fuel and (iii) to market, sell and purchase, as the case may be, the Emission Credits generated in or necessary for the conduct of the business of the Owner Entity. Power Marketing also desires to purchase Power from the Owner Entity to meet its obligations under any of the Transition Energy Agreements to which it is a party, and otherwise where such Power is available for purchase.

                                    AGREEMENT

      In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

      "Affiliate" means, with respect, to any person or entity, (i) each entity that such person or entity Controls. (ii) each person or entity that Controls such person or entity, and (iii) each entity that is under common Control with such person or entity.

      "Agreement" shall have the meaning provided in the introductory paragraph hereof.

      "All-in Fuel Cost" means, for any period, the actual cost incurred, on a FIFO basis, by Power Marketing for any natural gas supplied by Power Marketing to the Owner Entity during such period, including the spot or contract price paid therefor by Power Marketing, all costs of transportation and delivery of such gas, and all taxes paid or payable by Power Marketing in association therewith.

      "Ancillary Services" means reserves and other ancillary services provided for in the rules of the Power Pool.


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      "Asset Purchase Agreement" shall have the meaning set forth in Recital 1 hereof.

      "Business Day" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Minnesota or New York are not open for business. A Business Day shall begin at 8:00 a.m. and end at 5:00 p.m. Eastern Standard (or Daylight) time.

      "Capacity" means the aggregate installed generating capability of all of the Units located at the Station, measured in megawatts ("MW") or kilowatts ("KW").

      "Closing" means the closing of the transactions contemplated by the Asset Purchase Agreement.

      "Closing Date" means the date and time at which the Closing actually occurs.

      "Control" means the possession, directly or indirectly, through one or more intermediaries, of (i) in the case of a corporation, a majority of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, a majority of the beneficial interest therein; and (iv) in the case of any other entity, a majority of the economic or beneficial interest therein.

      "Delivery Point" means the point at which the Station is connected to the Seller's transmission system as indicated on a one-line diagram included as part of Exhibit A to the Interconnection Agreement or such other delivery point as Power Marketing and the Owner Entity shall Mutually agree.

      "Dispatch" means the direction of the Power output of the Station, including direction in accordance with instructions from the ISO.

      "Fuel" means coal, natural gas, fuel oil, petroleum and petroleum distillates required to operate the Units.

      "Emissions Credits" means credits, in units established by applicable regulatory authorities, resulting from the reduction of air pollutants (including NOx and SOx) from an emitting source or facility, that have been certified by the applicable regulatory authority.

      "Energy" means electric energy, measured in megawatt hours ("MWh ") or kilowatt hours ("Kwh "), generated and deliverable by the Owner Entity.

      "Force Majeure" means an event which (i) is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), (ii) was not caused by the acts, omissions or delays of the Claiming Party or any person over whom the Claiming Party has control, (iii) is not an act event or condition the risks or consequences of which the Claiming Party has expressly agreed to assume pursuant to this Agreement, and (iv) by the prompt exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Subject to the foregoing, Force Majeure includes, but is not restricted to acts of God, fire, civil disturbance, labor dispute, labor or material shortage, sabotage, or action or restraint by court order of any public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action).

      "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the region and consistently adhered to by the Owner Entity. Good Utility Practices shall include, but not be limited to North American Electric Reliability Council ("NERC") Criteria & Guidelines, Northeast Power Coordinating Council ("NPCC') Criteria & Guidelines, and the criteria, rules and standards of the Power Pool, as they may be


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amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.

      "Governmental Entity" means the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "Interconnection Agreement" means the Interconnection Agreement, dated as of __________, 199_, entered into by the Owner Entity or Power Marketing, either directly or by the assignment by NRG of NRG's rights and obligations thereunder, and the Seller.

      "Interest Rate" means, for any date, the interest equal to the "Prime Rate" as may be published on the first Business Day of the applicable calendar month in The Wall Street Journal under "Money Rates."

      "ISO" means the independent system operator established to sell Power in the market served by the Station.

      "Lead Participant" means the person responsible for bidding or scheduling Power of the Station into the ISO and to prepare and submit such documentation as may be required for Dispatch of the Station.

      "Net Power Revenue" means, for any period, the gross receipts during such period from sales by Power Marketing of Station Power, including any amounts paid by the Seller to Power Marketing during such period under the Transition Energy Agreements, less (i) any payments made by Power Marketing during such period to the Seller under the Transition Energy Agreements, (ii) the amount of any transmission or other costs incurred by Power Marketing during such period in delivering Station Power to the point of sale, (iii) the amount of any state or federal Taxes paid or required to be paid by Power Marketing with respect to the sale of Station Power or otherwise with respect to the performance of its obligations hereunder, and (iv) the amount of any other costs paid by Power Marketing during such period in connection with the sale of Station Power, including an arms-length, commercially reasonable allocation of overhead and administrative expense.

      "Operator" means NRG Arthur Kill Operations, Inc., a Delaware corporation, acting in its capacity as Operator under the Operation and Maintenance Agreement, dated the date of this Agreement, between the Owner Entity and such Operator.

      "Power Pool" means the New York Power Pool or its successor.

      "Power" means Capacity, Energy or Ancillary Services or any combination thereof, as the case may be.

      "Station" means the generating facilities being acquired by the Owner Entity pursuant to the Asset Purchase Agreement.

      "Station Power" means the aggregate Power generated by the Station from time to time.

      "Taxes" means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Entity, including any value-added tax, sales tax, stamp duty, gross receipts tax, property tax, registration fee or license, but excluding any tax on income.

      "Transition Energy Agreements" means the agreements between the Seller and the Owner Entity or Power Marketing listed on Exhibit A hereto.

      "Unit" means each of the operating electricity generating units located at the Station.


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                                    ARTICLE 2
                                  TRANSACTIONS

2.1 Power Transactions.

            (a) Right to Power. Power Marketing shall have the exclusive right to take and sell, trade or otherwise deal in all of the Station Power not sold or committed by the Owner Entity.

            (b) Delivery of Power. Station Power shall be taken by Power Marketing at the Delivery Point, and the Owner Entity shall take all commercially reasonable efforts, in accordance with Good Utility Practice, to make such Power available to Power Marketing at the Delivery Point.

            (c) Lead Participant. The Owner Entity shall advise the ISO that Power Marketing is the Lead Participant commensurate with the term of this Agreement. Power Marketing may designate an agent to fulfill such role as Lead Participant; provided, however, that Power Marketing shall remain responsible for effecting the Dispatch of the Station.

            (d) Dispatch. Power Marketing shall have the exclusive right and the obligation to effect the Dispatch of the Station. Power Marketing shall effect such Dispatch, either for its own account or as agent for the Owner Entity, through bilateral and standard offer contracts, the Transition Energy Agreements and its bidding into the ISO as Lead Participant, and such Dispatch shall be subject to the physical limitations of the Station as the Owner Entity may advise the ISO or Power Marketing from time to time.

            (e) Transition Energy Agreements. Power Marketing shall perform all of its obligations under the Transition Energy Agreements to which it is a party, and assist the Owner Entity in performing all of its obligations under the Transition Energy Agreements to which it is a party.

            (f) Metering. For the purposes of determining quantities of Power delivered to the Power Pool, metering shall be as provided in the Interconnection Agreement or Power Pool Agreement. All other metering of Power delivered by the Owner Entity pursuant to this Agreement shall be through the meters provided for in the Interconnection Agreement.

            (g) Auxiliary Power. Power Marketing shall be responsible for negotiating agreements for the provision of Power to the Station for auxiliary load and Station start-up as required to support the dispatch schedule.


      2.2 Fuel Requirements. Power Marketing shall procure for the Owner Entity all Fuel required to operate the Units, at such time and in such amounts and types as the Operator shall advise Power Marketing. The Owner Entity shall cause the Operator to notify Power Marketing on a regular basis, sufficiently in advance of the need therefor, of the Station's fuel requirements. Coal, fuel oil, petroleum, petroleum distillates and out-state natural gas shall be contracted for directly by the Owner Entity. Power Marketing shall purchase and sell to the Owner Entity all instate natural gas necessary to meet the Owner Entity's Fuel requirements.

      2.3 Emissions Credits. The Owner Entity shall make available and transfer to Power Marketing, as its exclusive agent, all Emissions Credits owned, earned or acquired by the Owner Entity that are in excess of the amount of Emissions Credits required to operate the Units at their scheduled capacity. Power Marketing shall procure for the Owner Entity all Emissions Credits, in excess of those generated by the Owner Entity, that are required by the Owner Entity to operate the Units at their scheduled capacity. The Owner Entity shall cause the Operator to notify Power Marketing on a regular basis, sufficiently in advance of the need therefor, of the amount of any emissions Credits that Power Marketing is to required provide pursuant to this Agreement.


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                                    ARTICLE 3
                                    PAYMENTS

      3.1 Payments for Power. Power Marketing shall pay to the Owner Entity for the amount of the Station Power provided by the Owner Entity to Power Marketing the Net Power Revenue from the sales by Power Marketing of such Power. By no later than the twenty-fifth (25th) day of each calendar month, Power Marketing shall deliver an estimated statement, together with the estimated payment required pursuant to such statement, to the Owner Entity setting forth, separately with respect to Capacity, Energy and Ancillary Services, the estimated Station Power provided by the Owner Entity pursuant to Dispatch effected by Power Marketing during the preceding calendar month and the total amount due to the Owner Entity from Power Marketing with respect thereto, together with any applicable supporting documentation. As soon as possible with respect to each calendar month, and in any case no later than ten (10) Business Days after final reconciliation of such calendar month by the Power Pool, Power Marketing shall deliver a true-up statement to the Owner Entity with respect to such calendar month, which statement shall set forth, separately with respect to Capacity, Energy and Ancillary Services, the actual Station Power provided by the Owner Entity pursuant to Dispatch effected by Power Marketing. If such true-up statement reveals a shortfall in payment by Power Marketing with respect to such payment, such true-up statement shall be accompanied by payment for such shortfall, together with interest at the Interest rate from the date originally due (i.e., the twenty-fifth (25th) day of the month following the calendar month in which such Power was provided or generated by the Owner Entity) until paid in full. If such true-up statement reveals an overpayment by Power Marketing with respect to such payment, the Owner Entity shall refund such overpayment to Power Marketing no later than ten (10) Business Days following the delivery of such true-up statement, together with interest at the Interest Rate form the date such overpayment was originally made until repaid in full.

      3.2 Payments for Fuel. The Owner Entity shall pay to Power Marketing the All-in Fuel Cost for all in-state natural gas provided to the Owner Entity by Power Marketing. Power Marketing shall deliver to the Owner Entity on or before the fifteenth (15th) day of each month a statement of the All-in Fuel Coast for in-state natural gas supplied in the previous month, together with all applicable supporting documentation. The Owner Entity shall pay to Power Marketing the amount of each such statement on or before the last day of the month in which such statement is delivered.

      3.3 Payments for Emissions Credits. Power Marketing shall deliver to the Owner Entity on or before the fifteenth (15th) day of each month a statement with respect to any Emissions Credits sold in the previous month, together with any applicable supporting documentation. Power Marketing shall remit to the Owner Entity with any such statement with respect to Emissions Credits provided by the Owner Entity to Power Marketing and sold by Power Marketing for the Owner Entity the full amount then due. The Owner Entity shall pay to Power Marketing the amount of each such statement with respect to any Emissions Credits purchased by it from Power Marketing on or before the last day of the month in which such statement is delivered.

      3.4 Overdue Payments; Defaults. If any Party shall fail to make any payment (including any estimated payment) when due, such overdue payment shall accrue interest at the Interest Rate plus 2% from the due date to the date of payment. In addition, if Power Marketing is the defaulting Party with respect to payments for Power and continues to default with respect to any payment for thirty (30) days after notice of such default by the Owner Entity, the Owner Entity may (i) temporarily revoke Power Marketing's designation as Lead Participant, (ii) sell Power from the Station into the ISO or to another power marketer, (iii) terminate this Agreement, or (iv) take any other such actions as are available to it an law or equity with respect to such default. During the exercise of any remedy, including without limitation any revocation of Power Marketing's designation as Lead Participant, Power Marketing shall continue to be obligated to pay the Owner Entity for all Power not otherwise sold by the Owner Entity. In addition, except for a revocation (either permanent or temporary) of Power Marketing's designation as Lead Participant. Power marketing shall remain obligated to pay the Owner Entity for all Power generated by the Owner Entity pursuant to Dispatch effected by Power Marketing. The Owner Entity may exercise any one or more of such remedies, and no such exercise shall limit the Owner Entity's rights to exercise any other remedy.

      3.4 Billing Dispute. If either Party, in good faith, disputes a statement, the disputing Party shall immediately notify the other Party of the basis for the dispute; provided, however, that no adjustment for any invoice or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the date such

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amount was paid. The disputing Party shall pay the undisputed portion of such statement no later than the due date. If any amount withheld under dispute is ultimately determined to be due to the other Party, it shall be paid within five
(5) Business Days of such determination along with interest accrued at the Interest Rate from the date originally due until the date paid. Inadvertent overpayments shall be returned by Party overpaid upon request or deducted by such Party from subsequent payments, with interest accrued at the Interest Rate from the date originally paid until the date paid or deducted.


                                    ARTICLE 4
                               PERFORMANCE EXCUSED

      4.1 Force Majeure. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations hereunder to deliver Power insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) Business Days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure.

      4.2 Scheduled Outages. The Owner Entity shall cause the Operator to promptly notify Power Marketing of any scheduled outage of any Unit. During the period of such scheduled outage and any additional time reasonably required to complete the work for which such outage was scheduled, the Owner Entity shall be relieved of its obligations hereunder to deliver Power from such Unit.


                                    ARTICLE 5
                     TITLE, RISK OF LOSS AND INDEMNIFICATION

      5.1 Title and Risk of Loss. Title to and risk of loss related to Power procured by Power Marketing hereunder shall transfer from the Owner Entity to Power Marketing at the Delivery Point. The Owner Entity warrants that it will deliver to Power Marketing the Power free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

      5.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Section 5.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

      5.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.


                                    ARTICLE 6
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      6.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party that the following statements are true and correct as of the date hereof and shall be true and correct at all times that such Party is a Party hereto:


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            (a) It is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; to the extent required by applicable law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation or formation; and it has full power and authority to execute and deliver this Agreement and the Transition Energy Agreements to which it is a party and to perform its obligations hereunder and thereunder, and all necessary actions by the officers, managers, members or other applicable persons necessary for the due authorization, execution, delivery, and performance of this Agreement and the Transition Energy Agreements to which it is a party by it have been duly taken.

            (b) It has duly executed and delivered this Agreement, the Transition Energy Agreements to which it is a party and the other documents contemplated herein, and they constitute its legal, valid and binding obligations enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

            (c) Its authorization, execution, delivery, and performance of this Agreement and the Transition Energy Agreements to which it is a party do not and will not (i) conflict with, or result in a breach, default or violation of, (A) its organizational documents, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it or any of its properties is subject; or
(ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority (including any approvals required by the Federal Energy Regulatory Commission) or other person, unless such requirement has already been satisfied.

            (d) It has obtained all Governmental Approvals (including all approvals, authorizations or waivers from the Federal Energy Regulatory Commission) necessary to perform its obligations hereunder and under the Transition Energy Agreements.

            (e) It is not a party to any litigation the outcome of which could reasonably be expected to adversely affect its ability to perform its obligations hereunder or to have a material adverse effect on its properties, business or financial condition.

      6.2 Covenants. The Parties hereby covenant and agree as follows:

            (a) Each Party will timely acquire and maintain all permits, licenses, waivers and approvals (including approval to operate as an electricity wholesale generator) required by any state or federal regulatory authority in order for it to perform its obligations hereunder.

            (b) Each Party will at all times abide by all laws, rules and regulations of any state or federal governmental authority applicable to the conduct of such Party or the performance of its obligations hereunder.

            (c) Power Marketing will not sell Power to any of its Affiliates except in conformity with the laws, rules and regulations of any state or federal governmental authority applicable to such transactions.

            (d) Each Party will timely perform its obligations under each Transition Energy Agreement to which it is a party, and Power Marketing will not enter into any material amendment to any Transition Energy Agreement to which it is a party without the written consent of the Owner Entity.

                                    ARTICLE 7
                                  MISCELLANEOUS

      7.1 Term of Agreement. The Term of this Agreement will begin on the Closing Date and will end on December 31, 2030.


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      7.2 Governing Law and Jurisdiction. This agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the state of New York. Any lawsuits arising under this Agreement shall be instituted in the Federal or State courts of New York located an New York County, and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement.

      7.3 Assignment.

            (a) General. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements by or for the benefit of the Owner Entity or NRC Northeast Generating LLC, (ii) transfer or assign this Agreement to an Affiliate of such Party if such Affiliate's creditworthiness and technical ability to perform hereunder is not materially different than that of such Party, (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party, or (iv) in the case of the Owner Entity, transfer or assign this Agreement to any person or entity acquiring the Station; provided, however, that in each such case, any such assignee (other than an assignee in a transaction referred to in clause (i) above) shall agree in writing to be bound by the terms and conditions hereof and such assignee's creditworthiness and technical ability to perform hereunder shall not be materially different than that of such Party.

            (b) Assignment to NRG Northeast Power Marketing LLC. At such time as NRG Northeast Power Marketing LLC, a Delaware corporation ("Power Marketing LLC"), qualifies under Section 205 of the Federal Power Act to sell Power at market-based rates, Power Marketing shall assign all of its rights and obligations under this Agreement to Power Marketing LLC. At such time as (i) such assignment has been made and (ii) the Seller or other party to any Transition Energy Agreement to which Power Marketing is a party agrees to the assignment by Power Marketing of its rights and obligations thereunder to Power Marketing LLC, Power Marketing shall assign all of its rights and obligations under such Transition Energy Agreement to Power Marketing LLC.

      7.4 Notices.

If to Power Marketing:

      NOTICES AND CORRESPONDENCE:

      NRG Power Marketing, Inc.
      1221 Nicollet Mall
      Minneapolis, MN 55403
      Attn:
      Phone: (612) 373-5300
      Fax: (612)373-5430

      INVOICES:

      NRG Power Marketing, Inc.
      1221 Nicollet Mall
      Minneapolis, MN 55403
      Attn:
      Phone: (612) 373-5300
      Fax: (612) 373-5430

      PAYMENTS BY WIRE:

        Bank: LaSalle National Bank


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              Address: Chicago, IL
              ABA:     071 000 505
              Account: NRG Power Marketing LLC
              Acc. No.:

        If to the Owner Entity:

              NOTICES & CORRESPONDENCE:

              Arthur Kill Power LLC
              1221 Nicollet Mall
              Suite 700
              Minneapolis, MN 55403
              Attn: Commercial Asset Manager
              Phone: (612) 373-5300
              Fax: (612) 373-5346

             INVOICES:

              Arthur Kill Power LLC
              1221 Nicollet Mall
              Suite 700
              Minneapolis, MN 55403
              Attn: Commercial Asset Manager
              Phone: (612) 373-5300
              Fax: (612) 373-5346

              PAYMENTS BY WIRE:

              Bank:    LaSalle National Bank
              Address: Chicago, IL
              ABA:     071 000 505
              Account: Arthur Kill Power LLC
              Acct. No.:

      7.5 General. No amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights hereunder shall survive the termination of this Agreement for six years. For any period over which interest shall accrue, interest shall accrue on the first day of such period, but shall not accrue on the last day thereof.

      7.6 Confidential Information. During the Term of this Agreement and for three (3) years thereafter, neither Party shall divulge, furnish or make accessible to anyone or use in any way any confidential or secret information of the other Party which it has acquired or become acquainted in the performance of its obligations under this Agreement. Each Party acknowledges that the above-described information constitutes a unique and valuable asset of the Party seeking such confidential treatment, and that any disclosure or other use of such knowledge other than for the sole benefit of such other Party would be wrongful and would cause it irreparable harm. Both during and after the term of this Agreement, each Party will refrain from any acts or omissions that would reduce the value of such knowledge or information to such other Party. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which (i) is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Party seeking such


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confidential treatment, other than as a direct or indirect result of the breach of this Agreement, (ii) is disclosed to any regulatory authority having jurisdiction over the disclosing party, (iii) is disclosed as required by law or pursuant to legal process, or (iv) is disclosed to a lending institution in connection with any financing for the benefit of the Owner Entity or NRG Northeast Generating LLC subject to the terms of a confidentiality agreement having provisions substantially similar to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Power Sales and Agency Agreement in multiple counterparts to be construed as one as of the date first set forth above.

                                   NRG POWER MARKETING, INC.

                                   By: /s/ Daniel Hudson
                                       -------------------------------
                                       Name:  Daniel Hudson
                                              ------------------------
                                       Title: Vice President
                                              ------------------------


                                   ARTHUR KILL POWER L.L.C.

                                   By: /s/ Craig A. Mataczynski
                                      -------------------------------
                                      Name:  Craig A. Mataczynski
                                             ------------------------
                                      Title: President
                                             ------------------------





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